EXHIBIT 10.4- PATENT ASSIGNMENT - BILL OF SALE DATED DECEMBER 31, 2003

PATENT ASSIGMENT
“Bill of Sale”

I. INTRODUCTION

This Agreement, memorializes the understanding of both parties as of December 31st 2003, and has en effective date of the December 31st, 2003 is by and among Mr. Joey C. Hazenfield, of 7345 Eastborne Road, Cincinnati, OH 45255 (hereinafter HAZENFIELD) and Info-Hold, Inc. a corporation duly organized under the laws of the state of Ohio and having a place of business at 4120 Airport Rd Cincinnati, OH 45226 (hereinafter INFO-HOLD)

II. PROVISIONS

Whereas HAZENFIELD had invented on-hold messaging systems and methods (hereinafter the Hazenfield on-hold messaging technology), including those set forth and claimed in the issued patent’s set forth in Schedule A (hereinafter the Hazenfield patents), and is the sole owner of the entire right, title and interest in and to the Hazenfield on-hold message technology and the Hazenfield patents;

Whereas INFO-HOLD is desirous of securing the ownership of the Hazenfield on-hold messaging technology; and

Whereas HAZENFIELD is willing to sell INFO-HOLD thru the process of assignment thru the US patent and Trademark office the right’s as outlined in the Assignment document as filed with the USPTO. Such assignment sets forth the rights of ownership.

III TERMS

Now therefore, the parties hereto agree as follows:

1. Assignment Fees: HAZENFIELD shall receive a Lump Sum fee of 250,000 (two hundred and fifty Thousand Dollars) and additional royalty’s as outlined in this agreement. For the purchase of the patents listed under this agreement. payable by the company and hereby warrants to INFO-HOLD that he has the right to enter into this Agreement with INFO-HOLD and INFO-HOLD warrants that it has the right to enter into this Agreement with HAZENFIELD. This lump sum fee will accrue interest at the rate of 6% annually until balance is paid in full.

2. Royalties: In consideration of the assignment to INFO-HOLD by HAZENFIELD under this Agreement, INFO-HOLD shall pay HAZENFIELD royalties as follows:

a.
With respect to Licensed Products or Licensed Services, including subscriptions, sold or leased to new or existing customers of INFO-HOLD, INFO-HOLD shall pay HAZENFILED a royalty rate of 5% of INFO-Hold’s Gross Sales from such sales and leases; including renewals.

b.
With respect to Licensed Products or Licensed Services, including subscriptions, sold or leased by a third party pursuant to a sublicense by INFO-HOLD of the assignment granted to INFO-HOLD hereunder, INFO-HOLD shall pay HAZENFIELD a royalty rate of 5% of said third party’s Gross Invoice Revenues from such sales and leases; and With respect to all paid-up lump sum fees, or other income received by INFO-HOLD in exchange for a grant by INFO-HOLD to a third party sublicensee of the right to make, use, sell, or lease Licensed products or Licensed Services, including subscriptions, INFO-HOLD shall pay to HAZENFIELD ten- percent (10%) of all such paid-up or lump sum or one time fee’s paid by any Sublicensing other income received by INFO-HOLD from a third party sublicensee.

4. Payments:  Royalties accruing shall be due and payable quarterly by INFO-HOLD. The respective quarters will end on the last day of each of the months of December, March, June, and September. On or before the last day of each month directly following the end of a quarter (i.e., on or before the last day of January, April, July, and October, respectively), INFO-HOLD shall pay HAZENFIELD the amount of royalties due for the calendar quarter immediately preceding such month. Each payment is to be accompanied by a written report setting forth the number and Gross Invoice Sales of each Licensed Product or Licensed Service sold or leased by INFO-HOLD and/or a third party sublicensee, a report to that effect will be made by INFO-HOLD to HAZENFIELD. All sums payable by INFO-HOLD hereunder shall be paid in U.S. dollars. If Gross Invoice Sales are received in foreign currency, the exchange rate used for calculating royalty obligations hereunder shall be applicable currency exchange rate employed by INFO-HOLD’s bank.

8. Termination:  Neither party may terminate this agreement or reverse this bill of sale, this assignment is final and may not be reversed, both parties acknowledge their respective responsibilities relating to this agreement outlined in this bill of sale is final and may not be reversed in the future by either party for any reason.

9. Accounting:  INFO-HOLD and any sublicensees pursuant to the terms of this Agreement shall keep accurate books and records of all operations affecting royalty payments hereunder for a period of (7) years after the year to which such records relate at their respective principal places of business in such reasonable detail as will permit the reports provided for in paragraph 6 hereof to be made and the royalties payable by INFO-HOLD hereunder to be determined. INFO-HOLD agrees to permit such books and records to be inspected and audited from time to time (but no more often than semi-annually) during reasonable business hours by a representative or representatives of HAZENFIELD to the extent necessary to verify the reports provided for in paragraph 6 hereof; provide however, that (I) reasonable notice is provided to INFO-HOLD by HAZENFIELD of the date and time of such inspection and audit, and (II) that such representatives shall indicate to HAZENFIELD only whether the reports and royalties paid are correct and, if not the reasons why not.

a.
In the event that such representative or representatives find a shortfall between royalties due and royalties paid of 5% or more for any year during the term of this Agreement, and according to accepted accounting principles the shortfall appears to have occurred as a result of an error by INFO-HOLD, then INFO-HOLD will pay to HAZENFIELD, in addition to the shortfall, the cost of the audit by the representative or representatives, and monthly interest on the shortfall from the time originally due to the time paid by INFO-HOLD at a rate of 1% above the prevailing U.S. prime rate as of the date such royalty was originally due.

13. Warranties: The rights granted herein by HAZENFIELD do not include any warranty whatsoever with respect to the performance of any product or service embodying the Hazenfield on-hold messaging technology, including its safety, effectiveness, commercial viability or merchantability. Except as expressly provided in this Agreement, Hazenfield disclaims all warranties whatsoever with respect to the Hazenfield on-hold message technology or the Hazenfield patent applications or any patents issuing therefrom, either express or implied. There is no express or implied warranty of merchantability or fitness for a particular purpose. INFO-HOLD shall defend, indemnify and hold harmless HAZENFIELD from and against any and all claims, demands, damages, suits, actions, judgments, awards, fines, liabilities, losses, and all costs and expenses incurred in connection with any product or service relating to the Hazenfield on-hold messaging technology or the Hazenfield patent applications or patents issuing therefrom.

15. Assignment:  This assignment shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. No party shall have the right to assign this Agreement, in whole or in part, without prior approval of the other, except that HAZENFIELD may assign his rights and obligations under this Agreement to a corporation which he wholly owns and which he has assigned the Hazenfield patent applications and any patents issuing therefrom, without prior approval of INFO-HOLD.

16. Governing Law:  This Agreement shall be construed in accordance with the laws of the United States and if state law is necessary to the interpretation of any provision of this Agreement, in accordance with the laws of The State of Ohio, without regard to its conflict of law provisions.

17. Waiver:   No waiver of any of the terms and conditions of this Agreement shall be binding or effectual against a party hereto for any purpose unless agreed to in writing by such party, and any such waiver shall be effective only for the purpose stated.

18. Separability: Should any provisions of this Agreement be held unenforceable or in conflict with the laws of any jurisdiction, the validity of the remaining or parts or provisions shall not be affected by such holding and this Agreement shall be deemed amended to the minimum extent to require complying with the laws of such jurisdiction.

19. Entire Understanding: This Agreement embodies the entire understanding between the parties, supersedes any prior representations, warranties, or agreements, written or oral, between the parties relating hereto, including the previous nonexclusive License Agreement between the parties dated September 25, 1995. and the exclusive license agreement dated December 8th 2003, Other than the expressly stated in this Agreement or as subsequently set forth in writing signed by the party to be bound thereby. This Agreement may be executed in any number of counter parts, any one of which shall be deemed to be the original without the productions of others.

20. Notice: All notices and other communications, including payments, required or permitted hereunder shall be in writing and delivered to the parties by hand, first class mail, receipted private courier delivery, or by telefax with confirmation following by first class mail, at the following addresses:

SCHEDULE A - THE HAZENFIELD PATENT APPLICATIONS

Country	Patent No.	Issue Date	Title

United States	5,870,461	2-9-1999	On-Hold Messaging System and Method

United States	5,920,616	7-6-1999	On-Hold Messaging System and Method

United States	6,272,211	8-7-2001	On-Hold Messaging System and Method

United States	6,687,352	2-3-2004	On-Hold Messaging System and Method

II Abandoned US Patent Application:		07/999,592	On -Hold Messaging System and Method filing date: 12/31/1992

HAZENFIELD:

Joey C. Hazenfield
7345 Eastborne Road
Cincinnati, OH 45255

INFO-HOLD:

Daniel J. Wood, Esq.
INFO-HOLD, INC
4120 Airport Road
Cincinnati, OH 45226

Notices delivered by hand shall be effective upon delivery, and those mailed or sent by telefax or courier shall be effective upon mailing, confirmation of telefax transmission pr delivery by courier.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

S/S_Joey C. Hazenfield
Joey C. Hazenfield 7345 Eastborne Road Cincinnati, OH 45255

s/s Daniel J. Wood, Esq.
Daniel J. Wood, Esq., General Counsel INFO-HOLD, INC. 4120 Airport Road Cincinnati, OH 45226